Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of 890 5th Avenue Partners, Inc. on Form S-4 of our report dated March 31, 2021, with respect to our audit of the financial statements of 890 5th Avenue Partners, Inc. as of December 31, 2020 and for the period from September 9, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

July 30, 2021